Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
The following is a list of all subsidiaries of the Registrant as of March 5, 2010.

Jurisdiction of
Name	Incorporation

OKSB Statutory Trust I	Connecticut
SBI Capital Trust II	Delaware
Southwest Capital Trust II	Delaware
Business Consulting Group, Inc. (inactive)	Oklahoma
Bank of Kansas	Kansas
SNB Capital Corporation	Oklahoma
Stillwater National Bank & Trust Company	United States
Cash Source, Inc.*	Oklahoma
CRK Properties, Inc.*	Oklahoma
SNB Insurance Agency, Inc. (inactive)*	Oklahoma
SNB Real Estate Holdings, Inc. *	Delaware
Stillwater National Building Corporation*	Oklahoma
CRK Technologies, LLC **	Oklahoma
SNB REIT, Inc.***	Delaware
Stillwater Properties, Inc.*	Oklahoma
Grand Hill Investments, LLC****	Oklahoma

*	Direct subsidiary of Stillwater National Bank & Trust Company.

**	Direct subsidiary of CRK Properties, Inc.

***	Direct subsidiary of SNB Real Estate Holdings, Inc.

****	Direct subsidiary of Stillwater Properties, Inc.

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